Exhibit 10.19.1
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) to that certain Employment Agreement dated January 28, 2005 (the “Original Agreement”), as amended by an Addendum dated March 6th, 2008 (the “Addendum”), is entered into by and between Acacia Technologies LLC, a Delaware limited liability company (formerly, Acacia Technologies Services Corporation) (“Acacia”), and Dooyong Lee (“You”), effective as of December 17, 2008, on the following terms and conditions.

BACKGROUND

A.	Acacia and You are parties to the Original Agreement.

B.	Acacia and You desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, Acacia and You, intending to be legally bound, hereby agree as follows:

1.	Section 3.6 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

”Travel Expenses.  Acacia shall reimburse You for all reasonable travel, lodging, and meal expenses incurred on behalf of Acacia.  All expenses shall be supported by appropriate documentation and reimbursed in accordance with Acacia’s policies and procedures. Any amounts payable under this Section 3.6 shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Your taxable year following the taxable year in which You incur such expenses.  The amounts provided under this Section 3.6 during any taxable year will not affect such amounts provided in any other taxable year, and Your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.”

2.	The Addendum is hereby superseded and Section 3.7 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“Discretionary Annual Bonus.  At the end of each calendar year, You shall be eligible for a discretionary bonus equal in value of up to Thirty percent (30%) of your annual salary.  Such bonus shall be at the sole discretion of the Compensation Committee of Acacia Research Corporation, and shall be based upon personal performance, overall company performance, and any other factors that the Compensation Committee elects to consider.  This bonus is solely within the discretion of the Compensation Committee, which may elect to pay You no bonus in any given year or years.  The Compensation Committee may increase the amount of the discretionary bonus, but has no obligation to do so.  In order to be eligible for the discretionary annual bonus, this Agreement must be in full force and effect at the time of the payment of such bonus.  Such discretionary annual bonus shall be evaluated and paid (if applicable) no later than December 31 of the calendar year following the calendar year to which such bonus relates.  The discretionary annual bonus shall be subject to all appropriate federal and state withholding taxes in accordance with the normal payroll procedures of Acacia.”

3.	Section 3.8 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

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“Benefits and Perquisites.  Acacia shall make benefits available to You, including, but not limited to, vacation and holidays, sick leave, health insurance, and the like, to the extent and on the terms made available to other similarly situated employees of Acacia.  This provision does not alter Acacia's right to modify or eliminate any employee benefit and does not guarantee the continuation of any kind or level of benefits.  All such benefits shall cease upon the termination of your employment under this Agreement.  Acacia shall reimburse You for any reasonable work related expenses, in accordance with Acacia’s reimbursement policies and procedures. Any amounts payable under this Section 3.8 shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Your taxable year following the taxable year in which You incur such expenses.  The amounts provided under this Section 3.8 during any taxable year will not affect such amounts provided in any other taxable year, and Your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.”

4.	Approval by Board of Directors. The Board of Directors of the Company approved the provisions of this Amendment at a meeting held, pursuant to notice duly given, on December 17, 2008.

5.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one Amendment.

6.	Terms and Conditions of the Original Agreement. Except as specifically amended by this Amendment, all terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ACACIA TECHNOLOGIES LLC

By:           /s/ Paul R. Ryan
Name:      Paul R. Ryan
Its:           Chairman and CEO

/s/ Dooyong Lee
Dooyong Lee

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